THE GOLD ORE MINING COMPANY
P.O.BOX 410
OATMAN, ARIZONA

GOLDEN ANCHOR MINE PROJECT

Title

The property is known as the Golden Anchor Mine. It consists of 5 patented mining claims and 27 mineral locations which are owned free and clear by The
Gold Ore Mining Company.

Location

The property is located in the Marshall Lake Mining District, Idaho County, Idaho. It is situated on the south side of the main Salmon River Canyon at an elevation of approximately 7,000 feet, 50 miles north of McCall, Idaho.

Past History

Property was successfully operated for several years around 1910-1914. Its second period of operation was between September 1935 and April 1942. This writer was personally associated with this period of operation.
Records of this operating period show gross production of $1,685,856 and disbursements to stockholders of $480,000. The property was shut down in early 1942 because of then existing war conditions. This closing was prior to the Government edict closing down gold mining operations. No production has been taken from the property since this shut down.

Ore Body

The mine contains a standing ore body, the ore reserve on which mining and development operations were being conducted at the time such operations were terminated in 1942. Therefore, this ore reserve exists in blocks located at various levels throughout the former workings. A list of these blocks is attached. These blocks are a part of an evaluation report made in 1946 by Stuart H. Ingram, Mining Engineer, of Pasadena, California.

Mr. Ingram's method of evaluating these blocks was based first of all on the several hundred check samples which he and two assistants spent ten days in cutting. These were then assayed at an independent assay office
(Ed Eisenhauer, Los Angeles) and the results compared with the company's assays on the block. In past operations the company cut samples after every round as part of its mining procedure. It ran its own assays. If this comparison stood up, all assays - the company's and Ingram's
- were used in computing the value of the block. Where Ingram's check assays and the company's assays were too far out of line, an adjustment was made and reduced to a factor. Again all assays, both the company's and Ingram's, were used in computing the value of the block but modified one way or the other by the amount of said factor.

After adjusting downward certain blocks of ore in the interest of conservation in the circumstances, Ingram's final estimate was approximately 55,300 tons of ore with a gross gold value of approximately $940,000.00. Roughly this computes out at an average of one-half ounce of gold per ton of ore.

Past production history discloses that for every ounce of gold produced there was three ounces of silver produced. Therefore, on this basis there is a silver content in the ore body of approximately 83,000 ounces, valued at today's price at $108,000. This places a value per ton of ore at approximately $19.00.

Geology

The veins are true fissure veins that cut through the country rock of schist, gneiss, and granite. The property is traversed by several of these veins, all of them approximately paralleling each other. Ninety per cent of past operations have been on one vein only. Limited exploration work on others has disclosed commercial values and widths.

`Metallurgy

The former mill was a flotation amalgamation plant. The ore is free milling. Ninety per cent of the gold values were recovered as a retort sponge and sold directly to the u.s. Mint at Seattle, Washington.
The silver recovery was not good, only about 75%. Attempts to step up silver recovery disturbed the gold recovery. Gold recovery was about 94%. The flotation plant produced a concentrate that ran 200 to 300 to 1.

General

The salient feature of this property is that all past operations have been profitable and that operations were terminated for economic reasons brought about by World War II.

To shape up this property to a point where production can again be resumed, when the price of the mined product justifies it, is a programmed project of The Gold Ore Mining Company. The important objective in this work is opening up the workings in such a manner as to make the ore body immediately available to economic and efficient mining and milling when this price event occurs.

The price event referred to can be brought about by depression, subsidy, or price boost; or a combination of any of the three.
Under the circumstances thus existing at the completion of the shaping up work and a profitable price for its mineable product, management is of the opinion that no difficulty would be encountered in obtaining the necessary capital equipment financing through institutional loans.

Accordingly, finances to cover the cost of this initial phase, estimated at $50,000, is being sought. This initial work would be done under contract and no capital outlays for equipment would be necessary.

The nature of the deal offered for these funds cannot be spelled out here due to the imminence of price changes of the mine product arising from the worldwide,fast moving financial and monetary turmoil that characterizes today's international finance.
It can be stated at this time, however, that The Gold Ore Mining
Company will enter into an agreement to acquire these funds at any time. The nature of the deal will reflect the then existing economic conditions and outlook. The Company holds itself ready and willing to discuss this financing at any time with responsible people.